Exhibit 21
SIGNIFICANT SUBSIDIARIES OF OSI PHARMACEUTICALS, INC.
Oldtech, Inc., organized under the laws of Delaware.
OSI Pharmaceuticals (UK) Limited, organized under the laws of the United Kingdom.
Prosidion Limited, organized under the laws of the United Kingdom.